GUARANTY

FOR VALUE RECEIVED, the undersigned does hereby guaranty the performance by Baywood International, Inc. a Nevada Corporation ("Baywood"), of each, every and all of the terms, covenants and provisions of that certain note ("Note") dated the ___ day of March, 2007, by and between JSH Partners ("JSH") and Baywood, as if the undersigned were made signatory to such Note. The undersigned specifically agrees to guaranty the payment of all monies due or to become due and the performance of all acts required of Baywood under said Note. It is agreed that JSH would not enter into said Note with Baywood if the undersigned did not agree to perform each of the covenants, terms and provisions, etc. of said Note, and pay all monies due under said Note from Baywood to JSH. The undersigned waives any right to require as a condition precedent to the bringing of an action of the Guaranty that an action need be brought against Baywood. In the event an action is commenced to enforce Guaranty, the undersigned shall pay all court costs and reasonable attorneys' fees.

The undersigned hereby waives and agrees not to assert or take advantage of: (a) any right to require JSH to proceed against Baywood or any other person or to pursue any other remedy before proceeding against the undersigned; (b) the defense of any statute of limitations in any action under or related to this Note; (c) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of Baywood or any other person; and (d) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of Baywood, of the subrogation rights of the undersigned or of the right of the undersigned to proceed against Baywood for reimbursement.

The undersigned hereby waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of adverse changes in the financial status of Baywood or other facts which increase the risk to the undersigned, notices of non-performance and notices of acceptance of this Guaranty) and protests of each and every kind.

Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall nevertheless be effective. This is a continuing guaranty.

The Guaranty applies to, inures to the benefit of and binds all parties hereto, their heirs, devisees, legatees, executors, administrators, representatives, successors and assigns.

                                        AGREED:


                                        -------------------------------------
                                        O. LEE TAWES


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                                PROMISSORY NOTE

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$2,000,000                     New York, New York                 March 30, 2007


FOR VALUE RECEIVED, the undersigned promises to pay to JSH Partners, or order, at JSH Partners, c/o Northeast Securities, Inc, 100 Wall Street, NY, NY 10005 the sum of Two Million Dollars ($2,000,000) with interest at the annual rate of twelve percent (12%) on or before 90 days from the date of execution hereof. If not paid in full by such date, all unpaid principal plus twelve percent (12%) interest until paid is due and payable. Undersigned shall pay a late charge of five percent (5%) of any sum of payment not received by JSH Partners, within fifteen (15) days after its due date.

Each payment shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease upon the principal so credited. Should interest not be so paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in payment of any installment of principal or interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Principal and interest payable in lawful money of the United States. If action be instituted on this note we promise to pay all sums as the Court may fix as attorney's fees. This note is to be construed and enforced according to the laws of the State of New York.

                                        BAYWOOD INTERNATIONAL, INC.
                                        a Nevada Corporation


                                        By: /s/ Neil Reithinger
                                            ---------------------------------

                                        Its: President & C.E.O.
                                            ---------------------------------